Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the Verizon Savings Plan for Management Employees:

We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-123374 and 333-150504) pertaining to the Verizon Savings Plan for Management Employees of our report dated June 29, 2009, relating to the Statements of Net Assets Available for Benefits of the Verizon Savings Plan for Management Employees as of December 31, 2008 and 2007 and the related Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the Verizon Savings Plan for Management Employees.

/s/ Mitchell & Titus LLP

New York, New York

June 29, 2009